EXHIBIT 99.1

EDDIE BAUER ANNOUNCES FOURTH QUARTER AND FULL YEAR 2006 SALES

Redmond, WA, January 10, 2007 — Eddie Bauer Holdings, Inc. (NASDAQ: EBHI) today announced its preliminary sales results for the fourth quarter and full year 2006.

For the fourth quarter ended December 30, 2006, net merchandise sales totaled $365 million, compared to $361 million in the fourth quarter of 2005. Net merchandise sales include sales from the Company’s retail and outlet stores and its direct channel, which includes its catalogs and websites, but does not include licensing revenue or revenue generated by the Company’s joint ventures. Comparable store sales for the fourth quarter of 2006 increased 4.6% from the fourth quarter of 2005. Comparable store sales in the fourth quarter of 2005 had declined 7.1% from the same period in 2004. Sales from the Company’s direct channel, which includes sales from its catalogs and websites, increased by 0.1% from the fourth quarter of 2005.

For the fiscal year ended December 30, 2006, net merchandise sales declined 4.5%, totaling $957 million in 2006 compared to $1,002 million in fiscal 2005. Comparable store sales for fiscal 2006 declined 2.0% from fiscal 2005, which compares to a 2.2% decrease in comparable store sales in fiscal 2005 from fiscal 2004. Sales from the Company’s direct channel, which includes sales from its catalogs and websites, decreased by 4.4% from fiscal 2005.

On November 13, 2006, the Company announced that it had entered into a definitive agreement for the sale of Eddie Bauer to Eddie B Holding Corp., an affiliate of Sun Capital Partners and Golden Gate Capital, for $9.25 per share in cash. The Board of Directors of the Company has unanimously determined that the merger agreement is advisable and in the best interests of the Company’s stockholders and recommends that stockholders vote for the adoption of the merger agreement at the upcoming special meeting of stockholders to be held on January 25, 2007. The transaction is expected to close in the first quarter of 2007.

William End, Chairman of the Board of Directors of Eddie Bauer, said, “Our fourth quarter sales results were moderately below our expectations. Our Board of Directors continues to unanimously believe that the sale to Sun Capital and Golden Gate represents the best opportunity to maximize stockholder value. The transaction will provide stockholders with fair and certain value as well as an immediate cash return.”

About Eddie Bauer

Established in 1920 in Seattle, Eddie Bauer is a specialty retailer that sells casual sportswear and accessories for the modern outdoor lifestyle. Eddie Bauer believes the Eddie Bauer brand is a nationally recognized brand that stands for high quality, innovation, style and customer service. Eddie Bauer products are available at approximately 390 stores throughout the United States and Canada, through catalog sales and online at www.eddiebauer.com and www.eddiebaueroutlet.com. Eddie Bauer also participates in joint venture partnerships in Japan and Germany and has licensing agreements across a variety of product categories.

SAFE HARBOR STATEMENTS

This press release contains forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “intends,” “potential” and similar expressions. All of the forward-looking statements contained in this press release are based on estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known factors. Although we believe such estimates and assumptions are reasonable, they are inherently uncertain and involve risks and uncertainties. In addition, management’s assumptions about future events may prove to be inaccurate. We caution you that the forward-looking statements contained in this press release are not guarantees of future events, and we cannot assure you that such statements will be realized. In all likelihood, actual results will differ from those contemplated by such forward-looking statements as a result of a variety of factors, including our inability to hire, retain and train key personnel; delays in enhancement of our disclosure controls and procedures; our inability to revitalize Eddie Bauer as a premium quality brand; changes in general economic conditions, consumer confidence and consumer spending patterns; risks associated with legal and regulatory matters; risks associated with rising energy costs; risks associated with reliance on information technology; challenges as a result of our involvement in our former parents bankruptcy process; the diversion of management’s attention from operations while establishing post-

emergence infrastructure and evaluating strategic alternatives; our inability to improve profitability of our retail stores, catalogs and website operations; our inability to source our requirements from our current sourcing agents; a significant disruption in our back-end operations; the inability of our joint venture partners to operate our joint ventures effectively; our inability to protect our trademarks and other proprietary intellectual property rights; unseasonable or severe weather conditions; our inability to use our net operating losses to reduce taxes; our ability to obtain stockholder approval for the proposed transaction; limitations on our ability to take actions pursuant to the merger agreement; employee attrition or distraction resulting from the proposed transaction; loss of vendors due to uncertainty surrounding the proposed transaction; and the other risks identified in our periodic reports filed pursuant to the Securities Exchange Act of 1934, as amended. Except as required by law, we undertake no obligation to update any of these forward-looking statements.

In connection with the proposed merger and related transactions, Eddie Bauer has filed a definitive proxy statement with the Securities and Exchange Commission. Eddie Bauer stockholders are urged to read the definitive proxy statement carefully, because it contains important information. Stockholders are able to obtain a copy of the proxy statement and other documents containing information about Eddie Bauer, free of charge, at the SEC’s web site at www.sec.gov. In addition, copies of the proxy statement are available free of charge on the investor relations portion of the Eddie Bauer website at www.eddiebauer.com, and may also be obtained by writing Eddie Bauer Holdings, Inc.’s investor relations department, at 15010 NE 36th Street, Redmond, WA 98052, or by calling Innisfree M&A Incorporated at (888) 750-5834.

Eddie Bauer and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Eddie Bauer’s stockholders in respect of the proposed transaction. Information regarding Eddie Bauer’s directors and executive officers and their ownership of Eddie Bauer securities is set forth in the definitive proxy statement. Further information regarding persons who may be deemed participants, including any direct or indirect interests they may have, is also set forth in the definitive proxy statement.

Contacts:

For Eddie Bauer Holdings:
Wendi Kopsick/Jim Fingeroth
Kekst and Company
212-521-4800

For Sun Capital:
A. Richard Hurwitz
Sun Capital Partners, Inc.
561-394-0550

For Golden Gate:
Joelle Kenealey
Coltrin & Associates
650-373-2005